Novastar financial, Inc.
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST: NovaStar Financial, Inc., a Maryland corporation desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation (the “Corporation”) is:
NovaStar Financial, Inc.
ARTICLE II
PURPOSES
The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in the Charter, for which corporations may be incorporated under the MGCL.
ARTICLE III
PRINCIPAL OFFICE
The present address of the principal office of the Corporation in this State is:
The Corporation Trust Incorporated
32 South Street
Baltimore, Maryland 21202
ARTICLE IV
RESIDENT AGENT
The name and address of the resident agent of the Corporation are:
The Corporation Trust Incorporated
32 South Street
Baltimore, Maryland 21202
Said resident agent is a Maryland corporation.
ARTICLE V

CAPITAL STOCK
A.The total number of shares of Capital Stock of all classes which the Corporation has authority to issue is 120,000,000 shares of Capital Stock, par value $0.01 per share, amounting in aggregate par value to $1,200,000. All of such shares are initially classified as “Common Stock.” The Board of Directors may classify and reclassify any unissued shares of Capital Stock, whether now or hereafter authorized, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Capital Stock. All persons who acquire shares of Capital Stock or securities exercisable for or convertible into shares of Capital Stock shall acquire such shares subject to the provisions of the Charter (including Article X) and Bylaws of the Corporation. Immediately upon the effectiveness of these Articles of Amended and Restatement (the “Effective Time”), and without any further action on the part of the Corporation or its stockholders, each share of 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Series C Preferred Stock”) shall be converted into the right to receive $2.37, which cash will be paid as soon as reasonably practical after, but no sooner than 11 business days after and no later than 180 calendar days after, the Series C Preferred Stock is converted into the aforementioned right.
Each share of Common Stock issued to the prior holders of the Series C Preferred Stock is fully paid and nonassessable.
B.The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:
(1)Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of Capital Stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.
(2)Subject to the provisions of law and any preferences of any class of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of the Corporation's Capital Stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.
(3)In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.
C.Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Capital Stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such Capital Stock into a class or classes of preferred stock, preference stock, special stock, or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:
(1)The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized Capital Stock and be subject to classification and reclassification as provided in this subparagraph.
(2)Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of Capital Stock, and the status of any such dividends as cumulative, cumulative to a limited extent or noncumulative and as participating or nonparticipating.
(3)Whether or not shares of such class or series shall have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights.
(4)Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
(5)Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
(6)The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of Capital Stock.
(7)Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.
(8)Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter.
D.For the purposes hereof and of any Articles Supplementary hereto providing for the classification or reclassification of any shares of Capital Stock or of any other Charter document of the Corporation (unless otherwise provided in any such Articles or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:
(1)prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;
(2)on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and
(3)junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.
ARTICLE VI

DIRECTORS
A.The number of directors of the Corporation shall be four, which number may be increased or decreased by the Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the MGCL.
B.The current directors who will serve for the remainder of the terms for which they have been elected and until their successors are elected and qualify are as follows:
W. Lance Anderson
Gregory T. Barmore
Art N. Burtscher
Edward W. Mehrer
C.The directors (other than any director elected solely by holders of one or more classes or series of preferred stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, with the term of office of the first class to expire the next succeeding annual meeting of stockholders, the term of office of the second class to expire at the second succeeding annual meeting of stockholders, and the term of office of the third class to expire at the third succeeding annual meeting of stockholders. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The number of directors in each class shall be determined by the Board of Directors.
D.Subject to the rights of the holders of any class of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the required vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.
E.Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of such directors so elected in addition to the number of directors fixed as provided in paragraph A of this Article VI or in the Bylaws.
F.Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.
ARTICLE VII
PREEMPTIVE RIGHTS
No holder of any Capital Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have a preemptive right to subscribe for or purchase any Capital Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any Capital Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of Capital Stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of Capital Stock or other securities at the time outstanding.
ARTICLE VIII
INDEMNIFICATION
The Corporation shall indemnify (A) its present and former directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law in effect from time to time, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
ARTICLE IX
PERSONAL LIABILITY
To the fullest extent permitted by Maryland law in effect from time to time, no present or former director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.
ARTICLE X
Five Percent Ownership
A.In order to preserve the Tax Benefits to which the Corporation or any direct or indirect subsidiary thereof is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) and the Treasury Regulations promulgated thereunder, the Corporation Securities shall be subject to the following restrictions:
(1)Certain Definitions. For purposes of this Article X, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(a)
“5% Transaction” means any Transfer or purported Transfer of Corporation Securities described in Section A(2) of this Article X, which Transfer is prohibited and/or void under the provisions of such Section A(2) of this Article X.

(b)	“Agent” means any agent designated by the Board of Directors of the Corporation pursuant to Section B(2) of this Article X.

(c)
“Corporation Securities” means (I) shares of Common Stock, (II) shares of preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code), (III) warrants, rights, or options (including options within the meaning of Treasury

Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Corporation, and (IV) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(d)	“Excess Securities” has the meaning set forth in Section B(1) of this Article X.

(e)	“Five-Percent Stockholder” means a Person or group of Persons that is a “5-percent stockholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

(f)	“Percentage Stock Ownership” means the percentage stock ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

(g)
“Permitted Transfer” means a Transfer of Corporation Securities (A) after the Restriction Release Date, (B) pursuant to any (1) merger, consolidation or similar transaction approved in advance by the Board of Directors or (2) tender or exchange offer made pursuant to the applicable rules and regulations of the Exchange Act, for any or all outstanding Common Stock in which a majority of each class of the outstanding Common Stock has been validly tendered and not withdrawn and in which offer the offeror or an affiliate thereof has committed to consummate a merger with the Corporation in which all of the Common Stock not so acquired in such offer is (subject to any applicable dissenters' rights) converted into the same type and amount of consideration paid for Common Stock accepted in such tender or exchange offer, (C) pursuant to the exercise of any option or warrant outstanding on the effective date of these Articles of Amendment and Restatement to purchase Corporation Securities from the Corporation, or (D) any issuance of Corporation Securities by the Corporation or any of its subsidiaries

(h)
“Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation § 1.382-3(a)(1), or otherwise and shall include any successor (by merger or otherwise) of any such entity.

(i)	“Prohibited Distribution” has the meaning set forth in Section B(2) of this Article X.

(j)	“Purported Transferee” has the meaning set forth in Section B(1) of this Article X.

(k)	“Prohibited Transfer” means any 5% Transaction (other than a Permitted Transfer).

(l)
“Restriction Release Date” means the earlier of (x) date that is 36 months and one day from the effective date of these Articles of Amendment and Restatement, or (y) such other date as the Board of Directors may determine in good faith that this Article X is no longer in the best interests of the Corporation and its stockholders.

(m)	“Section 382” means Section 382 of the Code, or any comparable successor provision.

(n)
“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

(o)
“Transfer” means any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any Person other than the Corporation. A Transfer also shall include the creation or grant of an option, warrant or right (including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9)) by any Person other than the Corporation, but only if such option, warrant or right would be deemed exercised pursuant to Treasury Regulation Section 1.382-4(d)(2)(i).

(p)
“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(2)Transfer Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, that is not a Permitted Transfer shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such Corporation Securities to the Purported Transferee to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Stockholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i), or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Stockholder shall be increased.
(3)The restrictions set forth in Section A(2) of this Article X shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof. In considering whether to approve any such transfer, the Board of Directors may take into account both the proposed Transfer and potential future Transfers. The Board of Directors may exercise the authority granted by this Section A(3) of this Article X through duly authorized officers or agents of the Corporation.
(4)Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth below, evidencing the restrictions set forth in this Article X:
“The transfer of securities represented by this certificate is (and other securities of the Corporation may be) subject to restriction pursuant to Article X of the Corporation's Articles of Amendment and Restatement. The Corporation will furnish a copy of its Articles of Amendment and Restatement setting forth the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to the holder of record of this Certificate without charge upon written request addressed to the Corporation at its principal place of business.”
B.Treatment of Excess Securities.
(1)No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, such Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section B of this Article X shall also be a Prohibited Transfer.
(2)If the Corporation determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to the Agent designated by the Board of Directors. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific timeframe if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section B(3) of this Article X if the Agent rather than the Purported Transferee had resold the Excess Securities. Disposition of Excess Securities by the Agent pursuant to this Section B(2) of this Article X shall be deemed to occur simultaneously with the Prohibited Transfer to which the Excess Securities relate.
(3)The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value of the Excess Securities (1) calculated on the basis of the closing market price for the Corporation Securities on such national securities exchange on which the Corporation Securities are then listed or admitted to trading, on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any national securities exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by NASDAQ or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, at the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors in its discretion; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 5% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section B of this Article X inure to the benefit of the Corporation.
(4)If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to Section B(2) of this Article X, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.
(5)The Corporation shall make the written demand described in Section B(2) of this Article X within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections A and B of this Article X shall apply nonetheless.
(6)Anything herein to the contrary notwithstanding, the Agent shall not act or be treated as acting as an agent for or on behalf of the Purported Transferee or for or on behalf of the Corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in this Section B of this Article X.
C.Board Authority. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections A and B of this Article X, including, without limitation, (i) the identification of any Five-Percent Stockholder, (ii) whether a Transfer is a 5% Transaction, a Prohibited Transfer or a Permitted Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder, (iv) whether an instrument constitutes Corporation Securities, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section B(3) of this Article X, and (vi) any other matters which the Board of Directors determines to be relevant; and the good-faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections A and B of this Article X. Nothing contained herein shall limit the authority of the Board of Directors to take such other action, in its discretion, to the extent permitted by law as it deems necessary or advisable to protect the Corporation, any direct or indirect subsidiary thereof and the interests of the holders of the Corporation's securities in preserving the Tax Benefit. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) accelerate the Restriction Release Date, (ii) modify the specific application of the Transfer restrictions set forth in Section A(2) of this Article X, or (iii) modify the definitions of any terms set forth in this Article X; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefit under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefit.
D.Miscellaneous. Any provision in this Article X which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular stockholder, transferee or Transfer) under the laws of the State of Maryland shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article X and of these Articles of Amendment and Restatement, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the Corporation's use of the Tax Benefits without any Section 382 limitation.
ARTICLE XI
DIRECTOR DISCRETION
With respect to any proposed merger, acquisition, business combination or other similar transaction or proposal, a director of the Corporation, in determining what is in the best interests of the Corporation, shall consider the interest of the stockholders of the Corporation and, in his or her discretion, may consider (i) the interests of the Corporation's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests and (iv) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of the Corporation's stockholders.
ARTICLE XII
MAJORITY VOTE
Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise provided in the Charter.
ARTICLE XIII
SHARE ISSUANCE
The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its Capital Stock of any class, whether now or hereafter authorized, or securities exercisable or exchangeable for or convertible into shares of its Capital Stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.
ARTICLE XIV
CHARTER AMENDMENTS
The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors' adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article VI or this Article XIV will be effective only if it is also advised by at least two-thirds of the Board of Directors and adopted upon the affirmative vote of the holders of not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).
ARTICLE XV
DIRECTORS' POWERS
The enumeration and definition of particular powers of the Board of Directors included in the foregoing Articles shall in no way be limited or restricted by reference to or inference from the terms of any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in Capital Stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.
For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the Bylaws.
ARTICLE XVI
DURATION
The duration of the Corporation shall be perpetual.
ARTICLE XVII
DEFINITIONS
The following terms shall have the meanings provided below when used in the Charter:
Board of Directors. The term “Board of Directors” shall mean the board of directors of the Corporation, as it may be constituted from time to time.
Bylaws. The term “Bylaws” shall mean the Corporation's bylaws adopted by the Board of Directors, as they may be amended from time to time.
Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
Charter. The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.
Corporation. The term “Corporation” shall mean the corporation formed by these Articles of Incorporation, as they may be amended from time to time.
MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.
SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.
SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 38,763,000 shares of Common Stock, par value $0.01 per share, 2,990,000 shares of 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, 2,100,000 shares of 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 per share, and 6,147,000 shares of 9.00% Series D2 Mandatory Convertible Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value immediately prior to this amendment and restatement was $500,000.
EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 120,000,000 shares of Common Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $1,200,000.
NINTH: The undersigned Chairman of the Board and Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be executed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Chief Financial Officer on this 27th day of June, 2011.

ATTEST:	NOVASTAR FINANCIAL, INC.
By: /s/ Rodney Schwatken	By: /s/ W. Lance Anderson (SEAL)
Name: Rodney Schwatken	Name: W. Lance Anderson
Title: Chief Financial Officer	Title: Chairman of the Board and
Chief Executive Officer